Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), made effective as of November 27, 2017, is entered into by Intercept Pharmaceuticals, Inc. (the “Company”) and David Shapiro (“Executive”).

WHEREAS, the Company and the Executive were parties to an Employment Agreement dated May 14, 2013 (the “Prior Agreement”); and

WHEREAS, the Company desires to continue to employ Executive, and Executive desires to continue to be employed by the Company on the terms hereinafter set forth, which will supersede the Prior Agreement.

NOW THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties to this Agreement, the parties agree as follows:

1.      Term of Employment. The Company hereby agrees to continue to employ Executive, and Executive hereby accepts continued employment with the Company, upon the terms set forth in this Agreement, for the period commencing on the date hereof (the “Commencement Date”) and ending on November 26, 2018, unless sooner terminated in accordance with the provisions of Section 4 (such period, the “Initial Term”); provided, however, that on each anniversary of the Commencement Date, the term of employment under this Agreement shall be automatically extended for an additional one-year period (each such period, a “Subsequent Period”) unless terminated sooner pursuant to Section 4 or if, at least sixty (60) days prior to the applicable anniversary date, either Executive or the Company provides written notice to the other party electing not to extend. The Initial Term together with each Subsequent Term, if any, are referred to hereinafter as the “Agreement Term.”

2.      Title; Capacity. During the Agreement Term, the Company will employ Executive as its Chief Medical Officer to perform the duties and responsibilities inherent in such position and such other duties and responsibilities as the Chief Executive Officer of the Company (the “CEO”) shall from time to time reasonably assign to him. On an annual basis, the Company’s Board of Directors (the “Board”), in consultation with Executive and the CEO, will set reasonably attainable, specific goals pursuant to the objectives of the Company as in effect from time to time. Executive shall report directly to the CEO and shall be subject to the supervision of, and shall have such authority as is delegated to him by, the CEO, which authority shall be sufficient to perform his duties hereunder. Executive will be based within the San Diego, California metropolitan area. Subject to Section 4.3 below, the location of Executive’s employment is subject to change during the course of the Agreement Term as determined by the CEO in consultation with the Executive. Executive hereby accepts such employment and agrees to undertake the duties and responsibilities inherent in such position and such other duties as may be reasonably assigned to him. Executive shall devote his full business time, energies and attention in the performance of the foregoing services. Notwithstanding the foregoing, nothing herein shall preclude Executive from (i) performing services for such other companies as the Company may designate or permit, (ii) serving, with the prior written consent of the Board, which consent shall not be unreasonably withheld, as an officer or member of the boards of directors or advisory boards (or their equivalents in the case of a non-corporate entity) of non-competing businesses, (iii) serving as an officer or a member of charitable, educational or civic organizations, (iv) engaging in charitable activities and community affairs, and (v) managing Executive's personal investments and affairs; provided, however, that the activities set out in clauses (i) – (v) shall be limited by Executive so as not to materially interfere, individually or in the aggregate, with the performance of Executive's duties and responsibilities hereunder.

3.      Compensation and Benefits.

3.1              Salary. The Company shall pay Executive an initial annualized base salary of $489,300.00 payable in accordance with the Company’s regular payroll practices. Such base salary shall be subject to annual review and increase (but not decrease) as may be determined and approved by the Board or the Company’s Compensation Committee in its sole discretion.

3.2              Automobile Allowance. The Executive will be provided with a monthly automobile allowance in the amount of $1,000. The Executive shall be responsible for payment of all automobile-related expenses and the Company shall have no obligation beyond the payment of the monthly allowance set forth above. The Executive agrees to obtain commercially reasonable automobile insurance covering the operation of any vehicle he uses during the course of his employment with the Company.

3.3              Bonuses. At the end of a given fiscal year, Executive will be eligible to receive a bonus equal to up to 50% of his base salary in effect at the end of such fiscal year. The amount of any such bonus shall be based on factors including, but not limited to, Executive’s achievement, as determined by the Board or the Compensation Committee in its sole discretion, of reasonable goals and milestones established in advance by the Board or the Compensation Committee in consultation with the CEO and Executive. The period for calculation of the bonus shall be consistent with the Company’s fiscal year. Such bonus, if any, will be paid to Executive on or after January 1 and in any case no later than March 15 of the immediately succeeding fiscal year. The bonus shall be paid in cash; provided that, if requested by Executive and approved by the Board, some or all of the bonus may be paid in equity under the Company’s stockholder approved stock plan then in effect (valued at the fair market value thereof), or any combination of the foregoing. To the extent that the Company is required pursuant to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act to develop and implement a policy (the “Policy”) providing for the recovery from the Executive of any payment of incentive-based compensation paid to the Executive that was based upon erroneous data contained in an accounting statement, this Agreement shall be deemed amended and the Policy incorporated herein by reference as of the date that the Company takes all necessary corporate action to adopt the Policy, without requiring any further action of the Company or the Executive, provided that any such Policy shall only be binding on the Executive if the same Policy applies to the Company's other executive officers.

3.4              Equity Awards. At the sole discretion of the Board or the Company’s Compensation Committee, stock options or other equity-based awards may be granted to Executive from time to time.

3.5              Fringe Benefits. Executive shall be entitled to participate in all bonus and benefit programs that the Company establishes and makes available to its executives and/or employees from time to time, including, but not limited to, health care plans, dental care plans, supplemental retirement plans, life insurance plans, disability insurance plans and incentive compensation plans, to the extent that Executive is eligible under, and subject to the terms and conditions of, the applicable plan documents governing such programs. The Company shall pay 100% of the premium cost for health insurance coverage for Executive, his spouse and children, provided that his spouse and dependents are not covered by an equivalent health insurance plan provided by his spouse’s employer. Executive shall be eligible to accrue up to four (4) weeks of paid vacation each calendar year (to be taken at such times and in such number of days as Executive shall determine in consultation with the CEO and in a manner so as not to impair or otherwise interfere with Executive’s ability to perform his duties and responsibilities hereunder). The vacation days for which Executive is eligible shall accrue at the rate of 1.67 days per month that Executive is employed during such calendar year. Vacation accrual will be capped at 1.75 times Executive’s annual vacation accrual. When Executive’s accrued vacation reaches the cap, he will not accrue additional vacation time until some of the previously accrued vacation is used and the accrued amount falls below the cap, unless the Company is acquired by another business venture, in which case none of the previous year’s accrued vacation will be subject to a cap. Executive shall also be eligible for paid holidays and up to five (5) paid sick days annually, in accordance with the Company’s policies for its senior executives as in effect from time to time. At the end of each calendar year, all unused sick days shall be forfeited.

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3.6              Reimbursement of Expenses. The Company shall reimburse Executive for reasonable travel, entertainment and other expenses incurred or paid by him in connection with, or related to the performance of his duties, responsibilities or services under this Agreement, upon presentation by Executive of documentation, expense statements, vouchers and/or such other supporting information as the Company may request. Executive must submit proper documentation for each such expense within sixty (60) days after the later of (i) his incurrence of such expense or (ii) his receipt of the invoice for such expense. The Company will reimburse Executive for that expense within thirty (30) days after receipt of the documentation. Executive shall abide by the Company’s travel and other policies applicable to Company personnel.

3.7              Withholdings. Payments made under this Section 3 shall be subject to applicable federal, state and local taxes and withholdings, if any.

4.      Termination of Employment Period. The Agreement Term shall terminate upon the occurrence of any of the following:

4.1              Expiration of the Agreement Term. This Agreement shall expire at the end of the Agreement Term; provided, that notice is given in accordance with Section 1 of this Agreement.

4.2              Termination by the Company for Cause. At the election of the Company, the Executive may be terminated by the Company for Cause (as defined below), immediately following written notice by the Company to Executive, which notice shall identify in reasonable detail the Cause upon which termination is based. For the purposes of this Agreement, “Cause” for termination shall be deemed to exist upon:

(a)               a good faith finding by the Company that (i) Executive has engaged in material dishonesty, willful misconduct or gross negligence in connection with the performance of their duties; (ii) Executive has committed any act of fraud or embezzlement with respect to the Company or any of its Affiliates (iii) Executive has breached or has threatened to breach his Invention, Non-Disclosure, and Non-Solicitation Agreement; or (iv) Executive has materially breached this Agreement, or any other written agreement between Executive and the Company, and Executive has failed to cure such conduct or breach within thirty (30) days after his receipt of written notice from the Company of such breach; or

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(b)               Executive’s conviction, guilty plea, or entry of nolo contendere to any crime involving moral turpitude, fraud or embezzlement, or any felony.

4.3              Termination By Executive for Good Reason. Executive may terminate the Agreement Term for Good Reason. For purposes of this Agreement, “Good Reason” means the occurrence, without Executive’s written consent, of any of the events or circumstances set forth in clauses (a) through (c) below. In addition, notwithstanding the occurrence of any of the events enumerated in clauses (a) through (c), such occurrence shall not be deemed to constitute Good Reason if, within thirty (30) days after the Company’s receipt of written notice from Executive of the occurrence or existence of an event or circumstance enumerated in clauses (a) through (c), such event or circumstance has been remedied by the Company. Executive shall not be deemed to have terminated his employment for Good Reason unless he first delivers a written notice of termination to the Company identifying in reasonable detail the acts or omissions constituting Good Reason within ninety (90) days after their occurrence and the provision of this Agreement relied upon, such acts or omissions are not cured by the Company within thirty (30) days of the receipt of such notice, and Executive actually ends his employment within one-hundred and twenty (120) days after the Company’s failure to cure.

(a)               any other action or omission by the Company which results in a material diminution in Executive’s position, status, offices, titles, authority, responsibilities, or reporting requirements;

(b)               a change by the Company in the location at which Executive performs his principal duties for the Company to a different location that is (i) outside a radius of fifty (50) miles from Executive’s principal residence immediately prior to the date on which such change occurs, or (ii) more than fifty (50) miles from the location at which Executive performed his principal duties for the Company immediately prior to the date on which such change occurs; or

(c)               any material breach by the Company of this Agreement or any other material agreement between the Company and Executive.

4.4              Death or Disability. This Agreement shall terminate upon Executive’s death or disability. As used in this Agreement, the determination of “disability” shall occur when Executive, due to a physical or mental disability, for a period of 60 consecutive days, or 120 days in the aggregate whether or not consecutive, during any 360-day period, is unable to perform the services contemplated under this Agreement. A determination of disability shall be made by a physician satisfactory to both Executive and the Company; provided, that, if Executive and the Company do not agree on a physician, Executive and the Company shall each select a physician and these two together shall select a third physician, whose determination as to disability shall be binding on all parties.

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4.5              Termination by Executive Without Good Reason or Termination by the Company Without Cause. At the election of Executive without Good Reason or by the Company without Cause, upon not less than thirty (30) days’ prior written notice to the other party.

5.      Effect of Termination.

5.1              Payments Upon Termination for Any Reason. In the event Executive’s employment is terminated pursuant to Section 4, the Company shall pay to Executive (or his estate or legal representative, if applicable), on the date of his termination of employment with the Company (or as soon thereafter as is practicable, consistent with applicable law and the terms of any deferred compensation plan or agreement), the compensation and benefits under Sections 3.1, 3.2, 3.4 and 3.5 that are accrued and unpaid through such termination date (including, without limitation, an amount equal to all accrued but unused vacation pay and unreimbursed expenses). In the event of termination of Executive’s employment by Executive by reason of non-renewal of the Agreement Term pursuant to Sections 1 and 4.1, the Company for Cause pursuant to Section 4.2, by reason of Executive’s death or disability pursuant to Section 4.4, or by Executive without Good Reason pursuant to Section 4.5, Executive shall not receive any compensation or benefits other than as expressly stated in this Section 5.1 and as otherwise required by law.

5.2              Termination by the Company Without Cause, by the Company by Reason of Non-Renewal of Agreement Term, or by Executive for Good Reason. Subject to Section 5.3 below, in addition to the payments and provisions under Section 5.1, in the event of termination of Executive’s employment by the Company by reason of non-renewal of the Agreement Term pursuant to Sections 1 and 4.1, by Executive for Good Reason pursuant to Section 4.3, or by the Company without Cause pursuant to Section 4.5, provided that Executive executes a release of claims substantially in the form attached hereto as Exhibit A (the “Release”), which Release must be effective and irrevocable prior to the sixtieth (60th) day following the termination of the Executive's employment (the “Review Period”), the Company shall provide Executive with the following:

(a)               twelve (12) months of Executive’s base salary in effect at the time of termination of employment, payable as a single lump sum on the Company’s first regular payroll date following the date the Release is effective and irrevocable (such date, the “Payment Date”), subject to compliance with Sections 5.5 and 12.6; and

(b)               the Company will, for a period of twelve (12) months following Executive’s termination from employment, continue Executive’s participation in the Company’s group health plan and dental plan and shall pay that portion of the premiums that the Company paid on behalf of Executive and his dependents during Executive’s employment, provided, however, that if the Company’s health insurance plan and/or dental plan does not permit such continued participation in such plan after Executive’s termination of employment, then the Company shall pay that portion of the premiums associated with COBRA continuation coverage that the Company paid on behalf of Executive and his dependents during Executive’s employment , including any administrative fee, on Executive’s behalf for such twelve-month period; and provided, further, that if Executive becomes employed with another employer during the period in which continued health insurance and/or dental insurance is being provided pursuant to this Section, the Company shall not be required to continue such health and dental benefits, or if applicable, to pay the costs of COBRA, if Executive becomes eligible to be covered under a health insurance plan of the new employer. (For purposes of this Section 5.2(b), the term “Executive” shall include, to the extent applicable, Executive’s spouse and any of his dependents covered under the Company’s group health plan and/or dental plan prior to his termination of employment.)

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5.3              Termination in the Event of a Change in Control.

(a)           In addition to the payments and provisions under Section 5.1 but in lieu of, and not in addition to, the payments required pursuant to Section 5.2 above and 5.5 below, in the event Executive’s employment with the Company is terminated by the Company by reason of non-renewal of the Agreement Term pursuant to Sections 1 and 4.1, by Executive for Good Reason pursuant to Section 4.3, or by the Company without Cause pursuant to Section 4.5, in any such case, in anticipation of and/or within twelve (12) months following a Change in Control (as defined below), provided that such Change in Control also qualifies as a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(i) (where required to avoid the imposition of penalty taxes under Section 409A) and provided that Executive (or his legal representative, if applicable) executes a Release and the Release becomes effective and irrevocable prior to the end of the Review Period, Executive shall be entitled to the following:

(i)                 a lump sum cash amount equal to twelve (12) months of Executive’s base salary in effect at the time of Executive’s termination, such payment to be made on the Payment Date, subject to compliance with Sections 5.5 and 12.6;

(ii)              for up to twelve (12) months after Executive’s date of termination, the Company shall continue Executive’s participation in the Company’s group health and dental plan and shall pay that portion of the premiums that the Company paid on behalf of Executive and his dependents during Executive’s employment; provided, however, that if the Company’s health insurance plan and/or dental insurance plan does not permit Executive’s continued participation in such plan after his termination of employment, then the Company shall pay that portion of the premiums associated with COBRA continuation coverage that the Company paid on behalf of Executive and his dependents during Executive’s employment, including administrative fees, on Executive’s behalf for so long as COBRA continuation coverage is available, up to twelve (12) months; and provided, further, that if Executive becomes employed with another employer during the period in which continued health insurance and/or dental insurance is being provided pursuant to this Section, the Company shall not be required to continue the relevant benefits, or if applicable, to pay the relevant costs of COBRA, if Executive becomes covered under a health insurance plan and/or dental plan of the new employer. (For purposes of this Section 5.3(a)(ii), the term “Executive” shall include, to the extent applicable, Executive’s spouse and any of his dependents covered under the Company’s group health plan and/or dental plan prior to his termination of employment.)

(b)           As used herein, “Change in Control” shall occur or be deemed to occur if any of the following events occur:

(i)               any sale, lease, exchange or other transfer (in one transaction or a series of transactions) of all or substantially all of the assets of the Company; or

(ii)              any consolidation or merger of the Company (including, without limitation, a triangular merger) where the shareholders of the Company immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own, directly or indirectly, shares representing in the aggregate more than fifty percent (50%) of the combined voting power of all the outstanding securities of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any); or

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(iii)            a third person, including a “person” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (but other than (x) the Company, (y) any employee benefit plan of the Company, or (z) investors purchasing equity securities of the Company pursuant to a financing or a series of financings approved by the Board of Directors of the Company) becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly, of Controlling Securities (as defined below). “Controlling Securities” shall mean securities representing 25% or more of the total number of votes that may be cast for the election of the directors of the Company.

5.4              Effect of Termination on Stock Options and Other Equity Compensation.

(a)               In the event of Executive’s termination by Executive by reason of non-renewal of the Agreement Term pursuant to Sections 1 and 4.1, by the Company for Cause pursuant to Section 4.2, or by Executive without Good Reason pursuant to Section 4.5, all unvested stock options and other equity–based awards granted to Executive before and after the date of this Agreement shall be immediately forfeited upon the effective date of such termination of employment or as otherwise provided in the award agreement; provided, that, Executive shall have until the earlier of expiration date of the option or ninety (90) days from the date of termination of Executive to exercise all vested options unless the stock plan pursuant to which the option is granted requires earlier termination in connection with a liquidation or sale of the Company.

(b)               In the event of Executive’s termination by the Company by reason of non-renewal of the Agreement term pursuant to Sections 1 and 4.1, Executive for Good Reason pursuant to Section 4.3 or by the Company without Cause pursuant to Section 4.5, and provided that Executive (or his legal representative, if applicable) executes a Release and the Release becomes effective and irrevocable prior to the end of the Review Period, that number of Executive’s unvested stock options and other equity-based awards that would otherwise have vested from the effective date of Executive’s termination to the first anniversary of such date shall vest as of the date the Release is effective and irrevocable and Executive (or his estate or legal representative, if applicable) shall have until the earlier of the expiration date of the option or one (1) year from the date of termination of Executive’s employment to exercise all vested options unless the stock plan pursuant to which the option is granted requires earlier termination in connection with a liquidation or sale of the Company.

(c)               In the event Executive’s employment with the Company is terminated by the Company by reason of non-renewal of the Agreement Term pursuant to Sections 1 and 4.1, by Executive for Good Reason pursuant to Section 4.3, or by the Company without Cause pursuant to Section 4.5, in any such case, in anticipation of and/or within twelve (12) months following a Change in Control, in lieu of the acceleration provided for pursuant to Section 5.4(b) above, provided that Executive (or his legal representative, if applicable) executes a Release and the Release becomes effective and irrevocable prior to the end of the Review Period, to the extent vesting and acceleration will not result in a violation of Section 409A, all of Executive’s unvested stock options and other equity-based awards then in effect shall immediately vest as of the date the Release is effective and irrevocable and Executive (or his estate or legal representative, if applicable) shall have until the earlier of the expiration date of the option or one (1) year from the date of termination of Executive’s employment to exercise all vested options unless the stock plan pursuant to which the option is granted requires earlier termination in connection with a liquidation or sale of the Company.

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5.5              Review Period. In the event that the Review Period begins in one taxable year of the Executive and ends in a later taxable year, any payments contingent upon Executive’s execution without revocation of the Release prior to the end of the Review Period will be made or commence to be paid on the first payroll date in the later taxable year. In no event will any payments be made or commence to be paid later than the ninetieth (90th) day following the Executive’s date of termination, subject to compliance with Section 12.6 herein.

5.6              Limitation on Benefits. The Company will make the payments under this Agreement without regard to whether the deductibility of such payments (or any other payments or benefits) would be limited or precluded by Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and without regard to whether such payments would subject Executive to the federal excise tax levied on certain “excess parachute payments” under Code Section 4999 of the Code (the “Excise Tax”); provided, however, that if the Total After-Tax Payments (as defined below) would be increased by the reduction or elimination of any payment and/or other benefit (including the vesting of the options) under this Agreement, then the amounts payable under this Agreement will be reduced or eliminated as follows, if possible: (i) first, by reducing or eliminating any cash payments or other benefits (other than the vesting of the options) and (ii) second, by reducing or eliminating the vesting of that options that occurs as a result of such Change in Control (as provided above), to the extent necessary to maximize the Total After-Tax Payments. The Company’s independent, certified public accounting firm (the “Accounting Firm”) will determine whether and to what extent payments or vesting under this agreement are required to be reduced in accordance with the preceding sentence. For purposes of this Agreement, “Total After-Tax Payments” means the total of all “parachute payments” (as that term is defined in Section 280G(b)(2) of the Code) made to or for the benefit of Executive (whether made under the Agreement or otherwise) by the Company or any of its affiliates, after reduction for all applicable federal state and local income taxes, employment, social security and Medicare taxes, the imposition of the Excise Tax and all other taxes, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied (or is likely to apply) to the Executive’s taxable income for the tax year in which the transaction which causes the application of Section 280G of the Code occurs, or such other rate(s) as the Accounting Firm determines to be likely to apply to the Executive in the relevant tax year(s) in which any of the parachute payments is expected to be made) than if the Executive received all of the parachute payments. The Company agrees to pay for all costs associated with the Accounting Firm and the determination of the payments or vesting required to be reduced and for the avoidance of doubt, shall not be required to pay any taxes, penalties, interest or other expenses to which Executive may be subject. If it is ultimately determined (by IRS private letter ruling or closing agreement, court decision or otherwise) that Executive’s parachute payments were reduced by too much or by too little in order to accomplish the purpose of this Section 5.6, the Executive and the Company shall promptly cooperate to correct such underpayment or overpayment in a manner consistent with the purpose of this Section 5.6.

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5.7              Withholdings. Payments made under this Section 5 shall be subject to applicable federal, state and local taxes and withholdings.  If the payment of any COBRA or health insurance premiums would otherwise violate the nondiscrimination rules or cause the reimbursement of claims to be taxable under the Patient Protection and Affordable Care Act of 2010, together with the Health Care and Education Reconciliation Act of 2010 (collectively, the “Act”) or Section 105(h) of the Code, the Company paid premiums shall be treated as taxable payments and be subject to imputed income tax treatment to the extent necessary to eliminate any discriminatory treatment or taxation under the Act or Section 105(h) of the Code.

6.      Notices. All notices, requests, consents and other communications hereunder will be in writing, will be addressed, if to the Company, at its principal corporate offices to the attention of the Legal Department, and if to Executive, at his address set forth on the signature page hereto, or in either case, such other address as a party may designate by notice hereunder, and will be either (i) delivered by hand, (ii) sent by overnight courier, or (iii) sent by registered or certified mail, return receipt requested, postage prepaid. All notices, requests, consents and other communications hereunder will be deemed to have been given either (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above, (ii) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, or (iii) if sent by registered or certified mail, on the fifth business day following the day such mailing is made.

7.      Absence of Restrictions. Executive represents and warrants that he is not bound by any employment contracts, restrictive covenants or other restrictions that prevent him from entering into employment with, or carrying out his responsibilities for, the Company, or which are in any way inconsistent with any of the terms of this Agreement.

8.      Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral relating to the subject matter of this Agreement, with the exception of the Invention, Non-Disclosure, and Non-Solicitation Agreement, dated as of March 31, 2008, by and between the Company and Executive. Notwithstanding the foregoing, the parties to this Agreement acknowledge that stock options and other equity awards may be granted by the Company to Executive under and pursuant to the Intercept Pharmaceuticals, Inc. 2012 Equity Incentive Plan and any amendments thereto, as well as any additional plans, and the award agreements related to such plans.

9.      Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and Executive.

10.    Governing Law; Consent to Jurisdiction. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of California without regard to conflict of law principles. Any action, suit or other legal proceeding arising under or relating to any provision of this Agreement shall be commenced only in a court of the State of California (or, if appropriate, a federal court located within the State of California), and the Company and Executive each consent to the jurisdiction of such a court.

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11.   Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to the Company’s assets or business, provided, however, that the obligations of Executive are personal and shall not be assigned by him. Notwithstanding the foregoing, if Executive dies the compensation and benefits stated in this Agreement will be paid to his beneficiary or his estate if no beneficiary.

12.    Miscellaneous.

12.1          No Waiver. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

12.2          Captions. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

12.3          Severability. In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

12.4          Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be delivered by facsimile, and facsimile signatures shall be treated as original signatures for all applicable purposes.

12.5          Blue Penciling. To the extent that any provision herein or in any plan of nonqualified deferred compensation that this document is a part of contravenes the requirements of Code Section 409A or the regulations thereunder), such provision shall be appropriately modified in accordance with available IRS guidance (including without limitation IRS Notice 2010-6 and related guidance) so that Executive is not subject to the adverse effects of Code Section 409A but will nevertheless retain, to the extent possible, the economic benefit of the provision.

12.6          Section 409A.

(a)               The payments under this Agreement are intended either to be exempt from Section 409A of the Code under the short-term deferral, separation pay, or other applicable exception, or to otherwise comply with Section 409A. The parties agree that this Agreement shall be administered in a manner consistent with such intent. For purposes of Section 409A, all payments under this Agreement shall be considered separate payments. If any amount or benefit payable to the Executive under this Agreement upon a “termination of employment” is determined by the Company to constitute a “deferral of compensation” for purposes of Section 409A (after taking into account any applicable exceptions), such amount or benefit shall not be paid or provided until the Executive has also experienced a “separation from service” from the Company within the meaning of Section 409A. Notwithstanding any provision to the contrary, to the extent Executive is considered a specified employee under Section 409A and would be entitled during the six-month period beginning on Executive’s separation from service to a payment that is not otherwise excluded under Section 409A, such payment will not be made until the earlier of the six-month anniversary of Employee’s separation from service or death; provided that the first payment made after the delay shall include all amounts that would have been paid earlier but for such six (6) month delay. At the request of the Executive, the Company shall set aside those payments that would otherwise be made in such six-month period in a trust that is in compliance with Rev. Proc. 92-64.

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(b)               If an expense reimbursement or provision of in-kind benefit provided to the Executive under this Agreement is not exempt from Section 409A of the Code, the following rules apply: (i) in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred; (ii) the amount of reimbursable expenses incurred or provision of in-kind benefits in one tax year shall not affect the expenses eligible for reimbursement or the provision of in-kind benefits in any other tax year; and (iii) the right to reimbursement for expenses or provision of in-kind benefits is not subject to liquidation or exchange for any other benefit.

(c)               The parties agree to negotiate in good-faith the amendment of this Agreement, as necessary, to avoid any violations of Section 409A in a manner that preserves the original intent of the parties to the extent reasonably possible. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.

(d)               All compensatory payments under this Agreement are subject to any required tax or other withholdings.

[signature page follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

THE COMPANY:

INTERCEPT PHARMACEUTICALS, INC.

By:	/s/ Mark E. Pruzanski
Name: Mark E. Pruzanski
Title: President and Chief Executive Officer

Date:	November 27, 2017

EXECUTIVE:

/s/ David Shapiro
Name: David Shapiro, MD

Date:	November 27, 2017

Address for Notice Purposes:

PO Box 8530
Rancho Santa Fe, CA 92067-8530

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Exhibit A

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RELEASE OF CLAIMS[1]

FOR AND IN CONSIDERATION OF the payments and benefits (the “Separation Benefits”) to be provided to me in connection with the separation of my employment, in accordance with the Employment Agreement between Intercept Pharmaceuticals, Inc. (the “Company”) and me dated as of November 27, 2017 (the “Agreement”), which Separation Benefits are conditioned on my signing this Release of Claims (“Release”) and which I will forfeit unless I execute and do not revoke this Release of Claims, I, on my own behalf and on behalf of my heirs and estate, voluntarily, knowingly and willingly release and forever discharge the Company, its subsidiaries, affiliates, parents, and, in their capacities as such, stockholders, together with each of those entities’ respective officers, directors, stockholders, employees, agents, fiduciaries and administrators, each in their capacities as such (collectively, the “Releasees”) from any and all claims and rights of any nature whatsoever which I now have or in the future may have against them up to the date I execute this Release, whether known or unknown, suspected or unsuspected. This Release includes, but is not limited to, any rights or claims relating in any way to my employment relationship with the Company or any of the other Releasees or the termination thereof, any contract claims (express or implied, written or oral), including, but not limited to, the Agreement, or any rights or claims under any statute, including, without limitation, the Civil Rights Acts of 1866, 1964 and 1991, the Age Discrimination in Employment Act, the Employee Retirement Income Security Act of 1974, the Family Medical Leave Act, the anti-retaliation provision of the Fair Labor Standards Act, the National Labor Relations Act, the California Fair Employment and Housing Act, as amended, any New York State, California, or any other county, city or other local government law, any amendments to the foregoing, or any other federal, state, county or local law, ordinance, regulation or order relating to employment. This Release specifically includes, but is not limited to, any claims based upon the right to the payment of wages, incentive and performance compensation, bonuses, equity grants, vacation, pension benefits, 401(k) Plan benefits, stock benefits or any other employee benefits, or any other rights arising under federal, state or local laws prohibiting discrimination and/or harassment on the basis of race, color, age, religion, sexual orientation, religious creed, sex, national origin, ancestry, alienage, citizenship, nationality, mental or physical disability, denial of family and medical care leave, medical condition (including cancer and genetic characteristics), marital status, military status, gender identity, harassment or any other basis prohibited by law. However, notwithstanding the foregoing, nothing in this Release shall affect the rights and responsibilities of the Equal Employment Opportunity Commission (“EEOC”) or any federal, state or municipal agency, nor shall anything in this Release be construed as a basis for interfering with Employee’s protected right to file a timely charge with, or participate in an investigation or proceeding conducted by the EEOC, or, if applicable, any other state, federal or local government entity; provided, however, if the EEOC or any other state, federal or local government entity commences an investigation on Employee’s behalf, Releasors specifically waive and release their right, if any, to recover any monetary or other benefits of any sort whatsoever arising from any such investigation or otherwise, nor will Employee seek or accept reinstatement to Employee’s former position with the Company. This Release does not limit Employee's right to receive an award from any governmental agency for information provided to the governmental agency.

Section 1542 Waiver. In giving this Release, which includes claims which may be unknown to me at present, I hereby acknowledge that I have read and understand Section 1542 of the Civil Code of the State of California which reads as follows:

[1]	The Executive agrees that the Company may revise this release to satisfy the purpose of providing as full a release of claims (subject to payment of any benefits provided on the applicable termination of employment) as may be legally permissible. The Company may revise it to reflect changes in law for releases and may add language for ADEA compliance.

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A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

I hereby expressly waive and relinquish all rights and benefits under this section and any law or legal principle of similar effect in any jurisdiction with respect to the claims released hereby.

As a condition of the Company entering into this Release, I further represent that I have not filed against the Company or any of the other Releasees, any complaints, claims or lawsuits with any arbitral tribunal, administrative agency, or court prior to the date hereof, and that I have not transferred to any other person any such complaints, claims or lawsuits. I understand that by signing this Release, I waive my right to any monetary recovery in connection with a local, state or federal governmental agency proceeding and I waive my right to file a claim seeking monetary damages in any arbitral tribunal, administrative agency, or court. This Release does not: (i) prohibit or restrict me from communicating, providing relevant information to or otherwise cooperating with the U.S. Equal Employment Opportunity Commission or any other governmental authority with responsibility for the administration of fair employment practices laws (including with respect to SEC Whistleblowing) regarding a possible violation of such laws or responding to any inquiry from such authority, including an inquiry about the existence of this Release or its underlying facts, or (ii) require me to notify the Company of such communications or inquiry. Furthermore, notwithstanding the foregoing, this Release does not include and will not preclude: (a) rights or claims to vested benefits under any applicable retirement and/or pension plans; (b) rights under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”); (c) claims for unemployment compensation; (d) rights to defense and indemnification or under the Company’s directors’ and officers’ liability insurance, if any, from the Company for actions or inactions taken by me in the course and scope of my employment with the Company and its parents, subsidiaries and/or affiliates; (e) any rights I may have to obtain contribution as permitted by law in the event of entry of judgment against the Company as a result of any act or failure to act for which I and the Company are held jointly liable; (f) any rights to vested equity that vested prior to or because of the termination of my employment and rights as a stockholder; and/or (g) any actions to enforce the Agreement.

For the avoidance of doubt, notwithstanding anything to the contrary, this Release does not limit my right to receive an award from any governmental agency for information provided to the governmental agency. However, by executing this Release, I hereby waive the right to recover any damages, compensation or monetary award from the Company in any lawsuit or any proceeding before any governmental agency that arises out of alleged facts or circumstances on or before the effective date of this Release.

I acknowledge that, in signing this Release, I have not relied on any promises or representations, express or implied, other than those that are set forth expressly herein or in the Agreement and that are intended to survive separation from employment, in accordance with the terms of the Agreement.

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Nondisclosure; Continuing Obligations - I understand and agree that, to the extent permitted by law, the terms and contents of this Release (as modified before signature) and the contents of the negotiations and discussions resulting in this Release shall be maintained as confidential by me and must not be disclosed to anyone other than a member of my immediate family, my attorney, accountant or other advisor (and, even as to such a person, only if the person agrees to honor this confidentiality requirement) except to the extent required by federal or state law or as otherwise agreed to in writing by the Company. I acknowledge and reaffirm my obligation to keep confidential and not disclose any and all non-public information concerning the Company that I acquired during the course of my employment or other relationship with the Company, including any non-public information concerning the Company’s business affairs, business prospects and financial condition, as is stated more fully in any Invention, Non-Disclosure, Non-Competition and Non-Solicitation Agreement and that I will comply with such agreement in all other respects.

The Company understands and agrees that the contents of the negotiations and discussions resulting in this Release shall be maintained as confidential and shall not be disclosed to any third parties, except to the extent required by federal or state law or as otherwise agreed to in writing with you.

Mutual Non-Disparagement – I understand and agree that I shall not make any false, disparaging or derogatory statements to any person or entity, including any media outlet, industry group or financial institution, regarding the Company, or any of the other Releasees or about the Company’s business affairs and financial condition. The Company confirms that it has instructed the members of its Board of Directors and its current executive officers to not make any false, disparaging or derogatory statements to any person or entity, including any media outlet, industry group or financial institution, regarding me, my employment with the Company, or my departure from the Company. Notwithstanding the foregoing, nothing herein prevents either the Releasees or me from making truthful disclosures to any governmental entity or to enforce this Letter Agreement and the Release. For the avoidance of doubt, nothing in this agreement prohibits me from communicating with a government agency, regulator or legal authority concerning any possible violations of federal or state law or regulation. Nothing in this agreement, however, authorizes the disclosure of information I obtained through a communication that was subject to the attorney-client privilege, unless disclosure of the information would otherwise be permitted by an applicable law or rule.

Return of Company Property - I confirm that I have returned to the Company in good working order all Company-owned keys, files, records (and copies thereof), equipment (including computer hardware, software and printers, wireless handheld devices, cellular phones, tablets, smartphones, etc.), Company identification, the Company proprietary and confidential information, and any other Company-owned property in my possession or control and I have left intact with, or delivered intact to, the Company all electronic Company documents and internal and external websites, including those that I developed or helped to develop during my employment, and that I have thereafter deleted, and destroyed any hard copies of, all electronic files relating to the Company that are in my possession or control, including any that are located on any of my personal computers or external or cloud storage. I further confirm that I have cancelled all accounts for my benefit, if any, in the Company’s name including, but not limited to, credit cards, telephone charge cards, cellular phone and/or wireless data accounts and computer accounts. Notwithstanding the foregoing, you shall be permitted to retain your contacts and calendars and personal correspondence and any documents or data related to your compensation or reasonably needed for tax preparation purposes.

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Final Compensation – I acknowledge that I have received payment in full for all services rendered in conjunction with my employment by the Company, including payment for all wages, bonuses, and equity for any period before the date of this Release (other than any current salary and benefits due in the ordinary course in a final paycheck or thereafter), and that no other compensation is owed to me, except as provided in the applicable provisions of Section 5 of the Agreement; provided that nothing herein shall affect any claims of entitlement I may have to vested benefits under any 401(k) plan or other ERISA-covered benefit plan (excluding severance) provided by the Company.

Cooperation – I agree to cooperate with, provide assistance to, and make myself reasonably available to the Company and its legal counsel in connection with any litigation (including arbitration or administrative hearings) or investigation or examination relating to the Company or any of its current or former employees, in which, in the reasonable judgment of the Company or its counsel, my assistance or cooperation is needed due to my personal involvement in or knowledge about the circumstances to which the litigation or investigation relates. I will, when the Company or its counsel requests, provide testimony, be available for interviews or other assistance and travel at the Company’s reasonable request in order to fulfill this obligation. In connection with such litigation or investigation, the Company will use its best efforts to accommodate my schedule, will provide me with as much notice as possible in advance of the times during which my cooperation or assistance is needed, and will reimburse me for any reasonable travel and lodging expenses incurred in connection with such matters (at a level of travel consistent with my travel while employed by the Company) and the reasonable fees of any independent counsel retained by me if I reasonably believe separate counsel to be appropriate. I agree not to assist or provide information to any adverse party in any litigation against the Company or any of its current or former employees, except as required under law or formal legal process, unless I provide advance notice to the Company at least 10 days before such assistance or provision of information (or, if I am so required to assist or provide such information within less than 10 days of receipt of such requirement, after I provide timely advance notice to the Company) to allow the Company to take legal action with respect to the matter. Finally, I will undertake to satisfy requests for information from the Company with respect to the above undertaking. Nothing in this Release is intended to restrict or preclude me from, or otherwise influence me in, testifying fully and truthfully in legal, administrative, or any other proceedings involving the Company, as required by law or formal legal process.

Tax Provision – I acknowledge that I am not relying upon advice or representation of the Company with respect to the tax treatment of any of the payments or benefits provided by the Company. The benefits provided to me are intended to be exempt from or compliant with Section 409A of the Internal Revenue Code of 1986. The Company makes no representation or warranty and shall have no liability to me or to any other person if any of the provisions of the Agreement or this Release are determined to constitute deferred compensation subject to Section 409A but not to satisfy an exemption for, or the conditions of, that section. All payments stated will be reduced by all applicable taxes and withholdings.

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Nature of Agreement – I understand and agree that this Release is a severance agreement and does not constitute an admission of liability or wrongdoing on the part of the Company.

Voluntary Assent – I affirm that no other promises or agreements of any kind have been made to or with me by any person or entity whatsoever to cause me to sign this Release, other than as reflected in the Agreement and that I fully understand the meaning and intent of the Release. I acknowledge that, in signing this Release, I have not relied on any promises or representations, express or implied, other than those that are set forth expressly herein or in the Agreement and that are intended to survive separation from employment, in accordance with the terms of the Agreement. I further state and represent that I have carefully read this Release, understand the contents herein, freely and voluntarily assent to all of the terms and conditions hereof, and sign my name of my own free act.

Validity – Should any provision of this Release be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Release.

I further acknowledge that:

(1)	I first received this Release on the date of the Agreement to which it is attached as Exhibit A;

(2)	I understand that, in order for this Release to be effective, I may not sign it prior to the date of my separation of employment with the Company but that if I wish to receive the Separation Benefits, I must sign and return this Release prior to the sixtieth (60th) day following my separation of employment;

(3)	I have carefully read and understand this Release;

(4)	The Company advised me to consult with an attorney and/or any other advisors of my choice before signing this Release;

(5)	I understand that this Release is legally binding and by signing it I give up certain rights;

(6)	I have voluntarily chosen to enter into this Release and have not been forced or pressured in any way to sign it;

(7)	I acknowledge and agree that the Separation Benefits are contingent on execution of this Release, which releases all of my claims against the Company and the Releasees, and I knowingly and voluntarily agree to release the Company and the Releasees from any and all claims I may have, known or unknown, in exchange for the benefits I have obtained by signing, and that these benefits are in addition to any benefit I would have otherwise received if I did not sign this Release;

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(8)	I have seven (7) days after I sign this Release to revoke it by notifying the Company in writing. The Release will not become effective or enforceable until the seven (7) day revocation period has expired;

(9)	This Release includes a waiver of all rights and claims I may have under the Age Discrimination in Employment Act of 1967 (29 U.S.C. §621 et seq.); and

(10)	This Release does not waive any rights or claims that may arise after this Release becomes effective, which is seven (7) days after I sign it, provided that I do not exercise my right to revoke this Agreement.

Intending to be legally bound, I have signed this Release as of the date written below.

Signature:_____________________________________	__________________________________
David Shapiro	Date signed

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